Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million
or $1.37 Per Share
Adjusted earnings of $808 million or $1.34 per share

Highlights

•	Improved refining market capture

•	94 percent advantaged crude slate in the United States

•	Increased refined product exports to 197,000 barrels per day

•	Announced exchange of Phillips Specialty Products Inc. (PSPI) for Phillips 66 shares

•	$876 million of capital returned to shareholders through dividends and share repurchases

HOUSTON, Jan. 29, 2014 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces fourth-quarter earnings of $826 million, compared with earnings of $708 million in the fourth quarter of 2012. Adjusted earnings were $808 million, compared with $1.3 billion in the same period last year.

"Throughout 2013, we maintained our focus on operating excellence, safety and environmental stewardship. We ran well during the fourth quarter, allowing us to capitalize on favorable crude differentials while exporting a record volume of refined products. Also during the quarter, our board of directors approved an additional $2.0 billion of share repurchases and increased the dividend by 25 percent," said Greg Garland, chairman and CEO of Phillips 66.

"In addition, we strengthened our balance sheet by repaying debt and announced our 2014 capital program, with approximately 70 percent directed to midstream and chemicals opportunities. As we look ahead, our integrated asset portfolio combined with the capabilities of our people uniquely position Phillips 66 for growth in the changing energy landscape," said Garland.

Midstream

Midstream earnings were $121 million in the fourth quarter of 2013, compared with earnings of $92 million and adjusted earnings of $71 million in the same period last year.

Phillips 66’s Transportation business generated earnings of $50 million during the fourth quarter of 2013. In the same period of 2012, Transportation recorded earnings of $35 million and adjusted earnings of $14 million. The $36 million increase from the prior year's adjusted earnings was primarily attributable to higher throughput fees and volumes.

Fourth-quarter earnings related to the company’s equity investment in DCP Midstream were $37 million, compared with $38 million in the same period last year. This slight decrease was due to weather-related impacts and increased costs, which were mostly offset by higher prices.

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

Earnings from NGL Operations and Other were $34 million during the quarter, $15 million higher than in the fourth quarter of 2012. The increase was primarily related to improved margins and inventory impacts.

Chemicals

The Chemicals segment reflects Phillips 66's investment in Chevron Phillips Chemical Company (CPChem). Fourth-quarter Chemicals earnings were $261 million, an increase of $15 million from the same period last year.

Improved earnings from CPChem's Olefins and Polyolefins (O&P) were primarily due to increased polyethylene margins, equity earnings and ethylene volumes, partially offset by higher costs. Global utilization for O&P was 95 percent during the quarter.

CPChem's Specialties, Aromatics and Styrenics were adversely impacted by benzene margins and costs related to a planned turnaround in the fourth quarter of 2013.

Equity earnings from joint ventures within CPChem contributed $90 million to Phillips 66’s pre-tax Chemicals earnings during the fourth quarter, $30 million more than in the same period last year. The increase was largely a result of improved operations at Saudi Polymers Company.

Refining

Refining recorded fourth-quarter earnings of $450 million, compared with earnings of $363 million and adjusted earnings of $960 million in the same period last year. The decrease from the prior year's adjusted earnings was primarily due to lower margins in all regions except the Gulf Coast. Margins were negatively impacted by weaker worldwide market crack spreads; however, this was partially offset by improved market capture compared with the same period last year.

During the quarter, 94 percent of the company’s U.S. crude slate was advantaged, compared with 67 percent in the same period last year. The increase was largely due to additional domestic crudes consistently trading at a discount to Brent. Refining also processed 257,000 barrels per day of tight oil, an increase of 111,000 barrels per day compared with the fourth quarter of 2012, as well as higher volumes of heavy Canadian crudes.

Compared with the third quarter of 2013, Refining's market capture increased to 112 percent from 46 percent. The company benefited from improved clean product differentials, primarily due to exports from the Gulf Coast region and seasonal gasoline blending. In addition, widening crude spreads increased earnings, particularly in the Central Corridor region.

Worldwide, Phillips 66’s refining utilization was 92 percent and clean product yield was 84 percent in the fourth quarter.

Marketing and Specialties (M&S)

Fourth-quarter earnings for M&S were $73 million, compared with earnings of $113 million in the same period last year. This decrease was primarily due to the sale of the U.K. power generation business completed in July of 2013 and lower marketing margins, partially offset by reduced costs and higher volumes. Weaker marketing margins were mostly attributable to rising product prices in the United States.

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

M&S sales volumes improved in the fourth quarter of 2013 compared with the same period last year. Worldwide marketing volumes increased by 19,000 barrels per day. Refined product exports totaled 197,000 barrels per day in the fourth quarter, up from 149,000 barrels per day in the same period last year.

Reported earnings for Phillips 66’s Specialties businesses were $23 million, excluding discontinued operations. Compared with the same period last year, this was a decrease of $7 million primarily reflecting lower margins.

As previously announced, the company plans to exchange PSPI for shares of Phillips 66 common stock. Following regulatory review, the transaction is expected to close in the first half of 2014. Certain prior period amounts have been recast to reflect PSPI as Discontinued Operations.

Corporate and Other

Corporate and Other costs were $97 million after-tax for the quarter, compared with $120 million of costs and $92 million of adjusted costs in the fourth quarter of 2012.

Discontinued Operations

Discontinued Operations represents PSPI. Earnings in the fourth quarter of 2013 were $18 million, compared with $14 million in the same period last year.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $865 million of cash from continuing operations. Excluding changes in working capital, operating cash flow from continuing operations was $1.3 billion. The company also funded $623 million in capital expenditures and investments.

In the fourth quarter, Phillips 66 returned $876 million of capital to shareholders. The company paid $232 million in dividends and repurchased 9.9 million shares of common stock totaling $644 million.

Full-Year Financial Results

Phillips 66's full-year 2013 earnings were $3.7 billion or $6.02 per share. This compares with $4.1 billion or $6.48 per share in 2012. Full-year adjusted earnings were $3.6 billion or $5.89 per share in 2013, compared with $5.3 billion or $8.38 per share in 2012.

The company generated $5.9 billion in cash from continuing operations during 2013. Excluding changes in working capital, operating cash flow from continuing operations was $5.1 billion. Phillips 66 funded $1.8 billion in capital expenditures and investments and repaid the outstanding $1.0 billion of its amortizing three-year term loan.

During 2013, the company paid $807 million in dividends, and repurchased 36.5 million shares of common stock totaling $2.2 billion.

Phillips 66 ended the year with $6.2 billion of debt and $5.4 billion of cash and cash equivalents, including $425 million held by Phillips 66 Partners. The company’s debt-to-capital ratio was 22 percent and return on capital employed was 14 percent.

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

Strategic Initiatives

Phillips 66 is growing its Midstream and Chemicals segments, while enhancing returns in Refining. As previously announced, the company is implementing this strategy through its planned $4.6 billion 2014 capital program, including its share of joint venture capital spending of $1.9 billion.

In Midstream, as previously announced, the company is advancing development of a 100,000 barrel-per-day natural gas liquids (NGL) fractionator to be located in Old Ocean, Texas. Phillips 66 also expects to build a liquefied petroleum gas (LPG) terminal in Freeport, Texas, to help meet growing global demand. Final investment decisions for these projects will be submitted for board approval during the first quarter of 2014. The company will also seek growth opportunities through Phillips 66 Partners (NYSE: PSXP).

By the end of the fourth quarter, the company’s Transportation business had taken delivery of all 2,000 railcars it ordered in 2012. The new railcars are being used to transport advantaged crude to Phillips 66 refineries. The company successfully completed an open-season for the Cross-Channel Connector project, which will include reactivating an idled pipeline to connect refineries and storage terminals on the south side of the Houston Ship Channel with pipeline systems on the north side.

During the fourth quarter of 2013, DCP Midstream Partners' joint venture, Texas Express Pipeline, began operations. The approximately 580-mile pipeline will transport NGL from Skellytown, Texas, to Mont Belvieu, Texas. The 435-mile Front Range Pipeline joint venture is expected to start up in the first quarter of 2014 and will extend from the Denver-Julesburg Basin to transport NGL to Skellytown. Additionally, the 200 million-cubic-feet-per-day Goliad Plant in the Eagle Ford and the expansion of the O'Connor Plant to 160 million cubic feet per day in the Denver-Julesburg Basin are anticipated to start up in 2014.

CPChem is investing in domestic growth projects to realize the benefits of low-cost petrochemical feedstocks on the U.S. Gulf Coast (USGC). During the quarter, CPChem received board approval for the USGC Petrochemicals Project consisting of a 3.3 billion-pound-per-year ethane cracker and related polyethylene facilities. CPChem also completed a study to expand normal alpha olefins capacity at its Cedar Bayou plant in Baytown, Texas, and will proceed with engineering plans. Also in 2013, CPChem's Sweeny Facility expanded its fractionator capacity by 22,000 barrels per day, or 19 percent. Additionally, the 1-hexene facility at Cedar Bayou is anticipated to start up during the first half of 2014.

Phillips 66 continues to enhance returns in Refining by both expanding access to advantaged feedstocks and optimizing the mix within its advantaged crude slate. Recently, the company began shipping Eagle Ford crude to the Sweeny Refinery on a third-party pipeline. Construction continued on crude-by-rail offloading facilities at the Bayway and Ferndale refineries, both of which are expected to be operational in the second half of 2014. The company also reached agreements with several third-party logistics companies to deliver additional advantaged crude to its refineries.

In order to maintain strong refinery utilization rates, the company is expanding its refined product export capability. By the end of the fourth quarter, the company had completed projects at several U.S. coastal refineries to increase total export capacity in excess of 400,000 barrels per day from 285,000 barrels per day in 2012. Over the next several years, Phillips 66 expects to increase its export capability to more than 500,000 barrels per day.

As previously announced, Phillips 66 formed a strategic joint development agreement with Sapphire Energy, Inc. to advance commercialization of algae crude oil. The companies will work together to collect and analyze data from co-processing of algae and conventional crude oil into fuels.

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

In the fourth quarter, Phillips 66’s board of directors approved $2.0 billion of additional share repurchases for total authorizations of $5.0 billion. Since the share repurchase program was initiated in the third quarter of 2012 through the end of December 2013, the company has repurchased 44.1 million shares of common stock for $2.6 billion, representing 7 percent of shares outstanding at the time Phillips 66 became a stand-alone company. This resulted in 590 million shares outstanding at the end of 2013. In addition to the ongoing share repurchase program, a further reduction of outstanding shares will result from the planned PSPI exchange.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland, Executive Vice President and Chief Financial Officer Greg Maxwell, and Executive Vice President Tim Taylor will host a webcast at 12 p.m. EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to www.phillips66.com/earningsreports.

On April 10, 2014, Phillips 66 will host an analyst meeting in New York. The meeting will be available via webcast. Additional details will be provided in a news release prior to the event.

Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
Midstream	$121	$92	$469	$53
Chemicals	261	246	986	823
Refining	450	363	1,851	3,217
Marketing and Specialties	73	113	790	417
Corporate and Other	(97)	(120)	(431)	(434)
Discontinued Operations	18	14	61	48
Phillips 66	$826	$708	$3,726	$4,124

Adjusted Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2013	2012	2013	2012
Midstream	$121	$71	$469	$362
Chemicals	261	246	986	980
Refining	450	960	1,838	3,844
Marketing and Specialties	73	113	781	516
Corporate and Other	(97)	(92)	(431)	(363)
Phillips 66	$808	$1,298	$3,643	$5,339

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

About Phillips 66
Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This integrated portfolio enables Phillips 66 to capture opportunities in a changing energy landscape. Headquartered in Houston, the company has 13,500 employees who are committed to operating excellence and safety. Phillips 66 had $50 billion of assets as of Dec. 31, 2013. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital. These are non-GAAP financial measures. Adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital are included to help facilitate comparisons of company operating performance across periods. Adjusted earnings have been recast to exclude discontinued operations.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

Reconciliation of Earnings to Adjusted Earnings
	Millions of Dollars
	Except as Indicated
	2013		2012
	4Q	Year	4Q	Year
Consolidated
Earnings (loss)	$826	$3,726	$708	$4,124
Adjustments:
Net (gain)/loss on asset sales	—	(23)	—	(106)
Impairments	—	—	580	979
Pending claims and settlements	—	(16)	(23)	34
Premium on early debt retirement	—	—	—	89
Repositioning costs	—	—	12	55
Repositioning tax impacts	—	—	—	177
Exit of business line	—	34	—	—
Tax law impacts	—	(17)	—	—
Hurricane-related costs	—	—	35	35
Discontinued operations	(18)	(61)	(14)	(48)
Adjusted earnings	$808	$3,643	$1,298	$5,339

Earnings per share of common stock (dollars)	$1.37	$6.02	$1.11	$6.48

Adjusted earnings per share of common stock (dollars)	$1.34	$5.89	$2.04	$8.38

Midstream
Earnings (loss)	$121	$469	$92	$53
Adjustments:
Impairments	—	—	—	330
Pending claims and settlements	—	—	(23)	(23)
Hurricane-related costs	—	—	2	2
Adjusted earnings	$121	$469	$71	$362

Chemicals
Earnings (loss)	$261	$986	$246	$823
Adjustments:
Impairments	—	—	—	27
Premium on early debt retirement	—	—	—	89
Repositioning tax impacts	—	—	—	41
Adjusted earnings	$261	$986	$246	$980

Refining
Earnings (loss)	$450	$1,851	$363	$3,217
Adjustments:
Net (gain)/loss on asset sales	—	—	—	(104)
Impairments	—	—	564	606
Pending claims and settlements	—	—	—	19
Repositioning tax impacts	—	—	—	73
Tax law impacts	—	(13)	—	—
Hurricane-related costs	—	—	33	33
Adjusted earnings	$450	$1,838	$960	$3,844

Marketing and Specialties
Earnings (loss)	$73	$790	$113	$417
Adjustments:
Net (gain)/loss on asset sales	—	(23)	—	(2)
Pending claims and settlements	—	(16)	—	38
Repositioning tax impacts	—	—	—	63
Exit of business line	—	34	—	—
Tax law impacts	—	(4)	—	—
Adjusted earnings	$73	$781	$113	$516

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	2013		2012
	4Q	Year	4Q	Year
Corporate and Other
Earnings (loss)	$(97)	$(431)	$(120)	$(434)
Adjustments:
Impairments	—	—	16	16
Repositioning costs	—	—	12	55
Adjusted earnings	$(97)	$(431)	$(92)	$(363)

Transportation
Earnings (loss)	$50	$200	$35	$(210)
Adjustments:
Impairments	—	—	—	330
Pending claims and settlements	—	—	(23)	(23)
Hurricane-related costs	—	—	2	2
Adjusted earnings	$50	$200	$14	$99

Specialties
Earnings (loss)	$23	$117	$30	$154
Adjustments:
Net (gain)/loss on asset sales	—	(23)	—	—
Exit of business line	—	34	—	—
Adjusted earnings	$23	$128	$30	$154

	Millions of Dollars
	2013
	4Q	Year
Cash Flows from Continuing Operating Activities

Net Cash Provided by Continuing Operating Activities, excluding working capital	$1,257	$5,062
Working capital adjustments
Decrease (increase) in accounts and notes receivable	(54)	481
Decrease (increase) in inventories	1,391	38
Decrease (increase) in prepaid expenses and other current assets	110	20
Increase (decrease) in accounts payable	(1,657)	360
Increase (decrease) in taxes and other accruals	(182)	(19)
Net Cash Provided by Continuing Operating Activities	$865	$5,942

Phillips 66 Reports Fourth-Quarter Earnings of $826 Million (Adjusted Earnings of $808 Million)

2013
Phillips 66 - ROCE
Numerator ($MM)
Net Income	$3,743
After-tax interest expense	178
GAAP ROCE earnings	3,921
Special Items	(83)
Adjusted ROCE earnings	$3,838

Denominator ($MM)
GAAP average capital employed*	$28,163
Discontinued Operations	(191)
Adjusted average capital employed	$27,972

Adjusted ROCE	14%
GAAP ROCE	14%
* Total equity plus total debt.